Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Syra Health Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share (“Class A Common Stock”)	457(o)			$5,000,000(3)		$0.00014760	$738.00
	Other	Pre-funded Warrants to purchase Class A Common Stock (3)	457(g)			(3)			(3)(4)
	Equity	Class A Common Stock underlying the Pre-Funded Warrants (3)	457(o)			—			(3)
	Other	Series A Warrants to purchase Class A Common Stock	457(g)			—			(4)
	Equity	Class A Common Stock underlying the Series A Warrants	457(o)			$5,000,000		$0.00014760	$738.00
	Other	Series B Warrants to purchase Class A Common Stock	457(g)			—			(4)
	Equity	Class A Common Stock underlying the Series B Warrants	457(o)			$5,000,000		$0.00014760	$738.00
	Other	Placement Agent Warrants to purchase Class A Common Stock	457(g)			—			(4)
	Equity	Class A Common Stock underlying the Placement Agent Warrants	457(o)			$312,500	(5)	$0.00014760	$46.13
Fees Previously Paid	—	—	—	—	—	—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$15,312,500		$0.00014760	$2,260.13
	Total Fees Previously Paid				—
	Total Fee Offsets				—
	Net Fee Due								$2,260.13

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover an indeterminable number of additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or similar transactions.

(3) The proposed maximum aggregate offering price of the Class A Common Stock to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Class A Common Stock and pre-funded warrants (including the Class A Common Stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.

(4) No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5) As estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Class A Common Stock underlying the placement agent warrants is $312,500, which is equal to 5.0% of the proposed maximum aggregate offering price of the Class A Common Stock to be sold in the offering at an exercise price equal to 125% of the combined public offering price per share of Class A Common Stock and accompanying Series A warrant and Series B warrant.